Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207758 on Form S-8 of our report dated February 27, 2018, relating to the consolidated and combined financial statements and financial statement schedule of Exterran Corporation and subsidiaries (the “Company”) (which expresses an unqualified opinion and includes an emphasis of a matter paragraph relating to the preparation of the consolidated and combined financial statements of the Company from the historical accounting records maintained by Archrock, Inc. and its subsidiaries) and of our report dated February 27, 2018, relating to internal control over financial reporting which report expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Exterran Corporation for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 27, 2018